Exhibit 99.1

NEWS RELEASE

Hastings Entertainment, Inc.	CONTACT:	Dan Crow Vice President and Chief Financial Officer (806) 677-1422 www.goHastings.com

Hastings Entertainment Names Alan Van Ongevalle

President and Chief Operating Officer

AMARILLO, Texas – Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment superstore retailer, has announced that Alan Van Ongevalle has been promoted to President and Chief Operating Officer effective February 15, 2013.

Mr. Van Ongevalle previously served as Executive Vice President of Merchandising and has held various store management and senior management positions since joining Hastings in November 1992.

John Marmaduke, Chief Executive Officer of Hastings, stated, “Alan has held several key management positions at Hastings. He has done an outstanding job in each position he has held during his career with Hastings. I am very excited for Alan and I strongly believe he will excel in his new position and continue to play a valuable role in the future success of Hastings.”

About Hastings

Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used books, videos, video games and CDs, as well as trends and consumer electronics merchandise, with the rental of videos and video games in a superstore format. We currently operate 137 superstores, averaging approximately 24,000 square feet, primarily in medium-sized markets throughout the United States. We also operate three concept stores, Sun Adventure Sports, located in Amarillo, Texas and Lubbock, Texas, and TRADESMART, located in Littleton, Colorado.

We also operate www.goHastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access our filings with the Securities and Exchange Commission.